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                                                                    EXHIBIT 23.5



ACCOUNTANT'S AWARENESS LETTER


Securities and Exchange Commission
450 Fifth Street, N.W
Washington, D.C. 20549


We are aware that our report dated January 8, 2001 on our review of the interim financial statements of Return Assured, Inc. and Subsidiaries as of November 30, 2000 and for the three month period ended November 30, 2000 and included in this Form 10-Q for the quarter ended November 30, 2000 is incorporated by reference in the Company's Registration Statement on Form S-3. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.



GOLDSTEIN GOLUB KESSLER LLP
New York, New York
October 5, 2001